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                                                                    Exhibit 23.2



The Board of Directors
Interlott Technologies, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Interlott Technologies, Inc. of our report dated February 26, 1999, relating to the statements of income, stockholders' equity, and cash flows of Interlott Technologies, Inc. for the year ended December 31, 1998, and the related 1998 financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Interlott Technologies, Inc.





/s/ KPMG LLP


Cincinnati, Ohio
June  12, 2001